Exhibit 2.1
AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of October 6, 2014, by and among Norwegian Cruise Line Holdings Ltd., an exempted company incorporated in Bermuda (“Parent”), Portland Merger Sub, Inc., a corporation organized under the Laws of the Republic of Panama and a wholly-owned, indirect Subsidiary of Parent and a wholly-owned Subsidiary of NCL Corporation Ltd. (“Merger Sub”), Prestige Cruises International, Inc., a corporation organized under the Laws of the Republic of Panama (the “Company”), and Apollo Management, L.P., a Delaware limited partnership (the “Stockholders’ Representative” and, together with each of Parent, Merger Sub and the Company, a “Party” and, collectively, the “Parties”). Capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement (as such term is hereinafter defined).
R E C I T A L S
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of September 2, 2014 (the “Merger Agreement”), pursuant to which, among other things, Parent has agreed to acquire the Company through a business combination transaction pursuant to which Merger Sub would merge with and into the Company (the “Merger”), which Merger would result in, among other things, the Company becoming a wholly-owned, indirect Subsidiary of Parent;
WHEREAS, the Parties desire to adopt certain amendments to the terms of the Merger Agreement, in accordance with Section 11.2 of the Merger Agreement, as more fully set forth in this Amendment; and
WHEREAS, the Company Board of Directors has unanimously approved this Amendment.
NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:
1.   Amendment to Section 1.1.   Section 1.1 of the Merger Agreement is hereby amended to amend and restate the following defined term in its entirety:
“Parent Share Price” means the closing price of Parent Ordinary Shares as reported on NASDAQ on the last trading day immediately preceding the Closing Date.
2.   Merger Agreement Remains in Effect.   Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the parties thereto. For the avoidance of doubt, any Losses arising out of, by reason of, or in connection with this Amendment shall be subject to Article X of the Merger Agreement.
3.   Governing Law; Consent to Jurisdiction.   Any controversy, dispute or claim arising out of or related to this Amendment and any other document or instrument delivered pursuant hereto, including the existence, validity, interpretation or breach hereof (whether in contract or tort and whether in equity, law or statute) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to choice or conflicts of law doctrines; provided, that the Merger shall be governed by and construed in accordance with the Laws of the Republic of Panama and without regard to choice or conflicts of law doctrines. Each of the Parties hereto (w) irrevocably agrees that all Actions (whether in contract or tort and whether in equity, law or statute) that may be based upon, arise out of or relate to this Amendment, or the negotiation, execution or performance of this Amendment shall be exclusively resolved in the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, (x) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware in connection with any such Action (whether in contract or tort and whether in equity, law or statute) that arises out of this Amendment or any of the transactions contemplated by this Amendment, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and

(z) agrees that it will not bring any Action relating to this Amendment in any court other than the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any Federal or state court sitting in Delaware, unless venue would not be proper under rules applicable in such courts.
4.   Counterparts.   This Amendment and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
5.   Entire Agreement.   This Amendment, together with the Merger Agreement and the Schedules and Exhibits thereto and the other Transaction Documents, (a) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and (b) supersedes all prior and contemporaneous agreements and understandings, both oral and written, of the Parties in connection therewith, except for the Confidentiality Agreement, which shall remain in full force and effect until the consummation of the transactions contemplated by the Merger Agreement as amended hereby (whereupon the Parties agree the Confidentiality Agreement shall terminate).
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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

PARENT:
NORWEGIAN CRUISE LINE HOLDINGS LTD.
By:	/s/ Kevin M. Sheehan
	Name:	Kevin M. Sheehan
	Title:	President and Chief Executive Officer

MERGER SUB:
PORTLAND MERGER SUB, INC.
By:	/s/ Kevin M. Sheehan
	Name:	Kevin M. Sheehan
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1]

COMPANY:
PRESTIGE CRUISES INTERNATIONAL, INC.
By:	/s/ Jason M. Montague
	Name:	Jason M. Montague
	Title:	Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Amendment No. 1]

STOCKHOLDERS’ REPRESENTATIVE:
APOLLO MANAGEMENT, L.P.,
By:	Apollo Management GP, LLC, its general partner
By:	/s/ Laurie Medley
	Name:	Laurie Medley
	Title:	Vice President

[Signature Page to Amendment No. 1]